Exhibit 99.1

For More Information, Contact:
John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com

QAD ANNOUNCES FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – May 30, 2012 – QAD Inc. (Nasdaq: QADA, QADB), a leading provider of enterprise software and services for global manufacturing companies, today reported financial results for the fiscal 2013 first quarter ended April 30, 2012.

Total revenue increased 7 percent to $63.7 million for the first quarter of fiscal 2013, compared with $59.4 million for the first quarter of fiscal 2012.

License revenue grew to $7.9 million for the fiscal 2013 first quarter, up from $6.3 million for the fiscal 2012 first quarter.  Maintenance and other revenue rose to $34.5 million, from $34.3 million for last year’s first fiscal quarter.  Subscription revenue, which includes QAD’s On Demand deployment option, grew to $3.2 million, from $2.2 million for last year’s fiscal first quarter.  Professional services revenue increased to $18.1 million, versus $16.5 million for the first quarter of fiscal 2012.

Net income for the fiscal 2013 first quarter grew to $1.8 million, or $0.12 per diluted Class A share and $0.10 per diluted Class B share, versus $1.0 million, or $0.06 per diluted Class A share and $0.05 per diluted Class B share, in the fiscal 2012 first quarter.

“We were pleased to report our highest first quarter revenue in four years and our largest first quarter profit since fiscal 2006, with our customers continuing to upgrade to our latest solutions and increasing interest in QAD On Demand, our Cloud ERP offering,” said Karl F. Lopker, CEO of QAD Inc.  “We are encouraged by manufacturing performance in the U.S., however, we remain cautious given the economic uncertainties in Europe.”

Gross profit for the fiscal 2013 first quarter grew to $37.1 million, or 58 percent of total revenue, compared with $33.3 million, or 56 percent of total revenue, for the fiscal 2012 first quarter.

Total operating expenses amounted to $33.1 million, or 52 percent of total revenue, for the fiscal 2013 first quarter, versus $30.7 million, or 52 percent of total revenue, for the same period last year.

Operating income for the fiscal 2013 first quarter increased to $4.0 million, which included $1.0 million in stock compensation expense, compared with $2.6 million, which included $1.1 million in stock compensation expense, for the first quarter of the last fiscal year.

QAD’s cash and equivalents balance grew to $78.4 million at April 30, 2012, up from $76.9 million at January 31, 2012.  Cash provided by operations was $5.1 million for the first quarter of fiscal 2013, versus $5.5 million in the fiscal 2012 first quarter.

During the first quarter of fiscal 2013, QAD purchased 117,000 Class A shares of its common stock at an average price of $13.29 per share, and 18,000 Class B shares at an average price of $13.31 per share, for a total expenditure of approximately $1.8 million.  Approximately 489,000 shares remain available under the previously authorized one million share repurchase program.

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QAD Announces Fiscal 2013 First Quarter Financial Results

During the first quarter of fiscal 2013, QAD paid quarterly dividends totaling $1.1 million, of which $948,000 was paid in cash and the remainder in common stock.

Fiscal 2013 First Quarter Highlights:

•
Received orders from 17 customers representing more than $500,000 each in combined license, support, subscription and services billings, including five orders in excess of $1.0 million, one of which was in excess of $2.0 million;

•
Received license and On Demand orders from companies across QAD’s six vertical markets, including: Alcoa Fastening Systems, C.R. Bard, Hitachi, Laerdal Medical, Lear Automotive, Mabuchi Motor Co., Qualtia Alimentos, Radiant Power Corporation, Sharp Corporation, TS Tech and Yakima Products, among others;

•
Launched QAD Enterprise Applications 2012, the latest edition of QAD’s core ERP suite, featuring enhanced navigation and usability, as well as new functionality that assists global companies to support their businesses.  Simultaneously, QAD commenced an early adopter program for its new embedded business process management system (BPMS); and,

•	Hosted the successful Explore 2012 Global Customer Conference in Atlanta, GA. Attendance at the May event was 10 percent higher than last year.

Business Outlook
For the second quarter of fiscal 2013, QAD expects total revenue of approximately $65.0 million and earnings of approximately $0.18 per diluted Class A share and $0.15 per diluted Class B share.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2013 first quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059.  A replay of the call will be accessible through June 6, 2012 by dialing 800-475-6701 or 320-365-3844, passcode 239749.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer, electronics, food and beverage, industrial and life sciences products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

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QAD Announces Fiscal 2013 First Quarter Financial Results

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the company’s revenue outlook and earnings per share outlook for the second quarter of fiscal 2013.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter's results as a benchmark for future performance.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2012 ended January 31, 2012, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow –

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QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended April 30,
	2012	2011
Revenue:
License fees	$7,865	$6,344
Maintenance and other	34,520	34,338
Subscription fees	3,223	2,208
Professional services	18,100	16,513
Total revenue	63,708	59,403
Cost of revenue:
License	881	1,031
Maintenance, subscription and other	10,000	8,775
Professional services	15,738	16,288
Total cost of revenue	26,619	26,094
Gross profit	37,089	33,309
Operating expenses:
Sales and marketing	15,496	14,489
Research and development	9,534	8,483
General and administrative	8,105	7,713
Total operating expenses	33,135	30,685
Operating income	3,954	2,624
Other (income) expense:
Interest income	(163)	(136)
Interest expense	286	270
Other (income) expense, net	446	818
Total other expense	569	952
Income before income taxes	3,385	1,672
Income tax expense	1,541	652
Net income	$1,844	$1,020

Diluted Net Income per Share
Class A	$0.12	$0.06
Class B	$0.10	$0.05

Diluted Weighted Shares
Class A	13,212	13,192
Class B	3,287	3,283

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2012	2012
Assets
Current assets:
Cash and equivalents	$78,353	$76,927
Accounts receivable, net	45,103	64,757
Deferred tax assets, net	4,354	4,355
Other current assets	13,167	11,853
Total current assets	140,977	157,892

Property and equipment, net	32,880	33,139
Capitalized software costs, net	589	583
Goodwill	6,426	6,412
Long-term deferred tax assets, net	17,959	17,285
Other assets, net	2,791	2,834

Total assets	$201,622	$218,145

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$330	$321
Accounts payable and other current liabilities	32,592	40,823
Deferred revenue	85,697	93,871
Total current liabilities	118,619	135,015

Long-term debt	15,724	15,813
Other liabilities	5,271	5,302

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	149,065	148,993
Treasury stock	(28,598)	(27,968)
Accumulated deficit	(48,568)	(48,974)
Accumulated other comprehensive loss	(9,909)	(10,054)
Total stockholders' equity	62,008	62,015

Total liabilities and stockholders' equity	$201,622	$218,145

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2012	2011

Net cash provided by operating activities	$5,087	$5,511

Cash flows from investing activities:
Purchase of property and equipment	(685)	(781)
Capitalized software costs	(105)	(13)
Other, net	1	16
Net cash used in investing activities	(789)	(778)

Cash flows from financing activities:
Repayments of debt	(80)	(96)
Tax payments, net of proceeds, related to stock awards	(338)	(25)
Excess tax benefits from share-based payment arrangements	51	4
Repurchase of stock	(1,791)	-
Dividends paid in cash	(948)	(330)
Net cash used in financing activities	(3,106)	(447)

Effect of exchange rates on cash and equivalents	234	1,849
Net increase in cash and equivalents	1,426	6,135
Cash and equivalents at beginning of period	76,927	67,276
Cash and equivalents at end of period	$78,353	$73,411